UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 6, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-157688	26-4141646
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 6, 2012 (the “Closing Date”), NorthStar Real Estate Income Trust, Inc. (the “Company”), through a subsidiary, directly originated a senior loan in the amount of $12.05 million (the “Senior Loan”) to an unrelated third-party borrower. The Senior Loan is secured by the Miami Beach, Florida Indian Creek Hotel, which is a 69-room hotel consisting of three adjacent buildings (the “Property”). The Senior Loan was used to partially fund the acquisition and renovation of the Property by the owner (the “Owner”).

The Company funded the Senior Loan with proceeds from its ongoing initial public offering. On the Closing Date, the Owner contributed $8.0 million of capital, including $5.8 million that was deposited into a Company-controlled renovation reserve account and $900,000 that was deposited into a Company-controlled interest reserve account (the “Interest Reserve Account”). The Owner is also required to fund an ongoing reserve account to cover taxes and future capital expenditures. In addition, the Owner has guaranteed timely and on-budget completion of the renovation and to fund additional capital into the Interest Reserve Account any time its balance falls below $200,000. During the term of the Senior Loan, the members of the Owner are obligated to maintain a minimum collective net worth of $25 million and at least $5 million of liquidity.

The Senior Loan bears interest at a floating rate of 6.0% plus the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 3.0%, resulting in a minimum interest rate of 9.0% per annum. In addition, the Company earned an upfront fee equal to 1.0% of the Senior Loan and will earn a fee equal to 1.0% of the original principal amount upon repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Owner, subject to the satisfaction of certain performance tests and the Owner paying a fee equal to 0.25% of the amount being extended for each extension. The Senior Loan may be prepaid in whole or in part during the first 24 months, provided the Owner pays the remaining interest due on the amount prepaid through the first 24 months. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

As of the Closing Date, the Senior Loan’s loan-to-cost ratio (the “LTC Ratio”) was 60%. The LTC Ratio is the principal amount of the Senior Loan divided by the total cost to the Owner to fund the acquisition of the Property, including closing costs, escrows and applicable reserves on the date the Company funded the Senior Loan.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should” and similar expressions. These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the ability of the Owner to successfully complete the renovation of the Property, including the conversion of one of the buildings into a restaurant and bar, successfully, if at all, occupancy and cash flows at the Property, future value, income-producing ability, impact of any losses on cash flows and returns, market room rates and property level cash flows, local economies where the Property is located, the Company’s ability to collect on the guarantees, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: January 18, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary